Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS ANNOUNCES EXTENSION OF EARLY TENDER DATE AND ORIGINAL

EARLY TENDER DATE RESULTS ANNOUNCED IN TENDER OFFER

Jacksonville, Fla. (October 14, 2010) — Regency Centers Corporation announced today that its operating partnership, Regency Centers, L.P. (the “Company”), has amended its previously announced cash tender offer (the “Tender Offer”) for up to $100 million in aggregate principal amount (the “Maximum Tender Offer Amount”) of its 6.75% Notes due 2012 (the “6.75% Notes”) and 7.95% Notes due 2011 (the “7.95% Notes”) (collectively, “the Notes”). The Company has extended the Early Tender Date from 5:00 p.m., New York City time, on October 14, 2010 to 11:59 p.m., New York City time, on October 28, 2010 (“Extended Early Tender Date”). Accordingly, holders of the Notes who validly tender and do not validly withdraw their Notes at or prior to the Extended Early Tender Date will receive the Total Consideration, which includes the Early Tender Consideration, each as described in the Offer to Purchase dated September 30, 2010 (“Offer to Purchase”). All other terms and conditions of the tender offer described in the Offer to Purchase and the related Letter of Transmittal, in each case as amended by this press release, remain unchanged.

The Withdrawal Deadline for the Tender Offer will continue to be 5:00 p.m., New York City time, on October 14, 2010. As such, holders who have tendered and not withdrawn their Notes at or prior to that time, and holders who tender their Notes after that time, may not withdraw their tendered Notes unless the Company (1) amends the terms of the Tender Offer (x) to decrease the amount of the applicable Tender Offer Consideration or Early Tender Consideration or (y) decreases the Maximum Tender Amount or (2) is otherwise required by law to permit withdrawal.

As of 5:00 p.m., New York City time, on October 14, 2010, approximately $52.5 million principal amount of the 6.75% Notes and $11.8 million principal amount of the 7.95% Notes had been validly tendered and not validly withdrawn. In accordance with the terms of the tender offer, holders may continue to tender Notes until 11:59 p.m., New York City time, on October 28, 2010, unless extended or earlier terminated by the Company (such date and time, as may be extended, the “Expiration Date”).

Holders are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Information Agent for the Tender Offer, at (800) 859-8508 (toll-free).

J.P. Morgan and Wells Fargo Securities are the Dealer Managers for the Tender Offers. Questions regarding the Tender Offer may be directed to J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-3118 (collect) or Wells Fargo Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, subject to the extension of the Early Tender Date, as announced in this press release. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Regency Centers Corporation, the Company, the Dealer Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2010, the Company owned 398 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 53.1 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 201 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.